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(DYKEMA LOGO)                                            Dykema Gossett PLLC
                                                         400 Renaissance Center
                                                         Detroit, Michigan 48243

                                                         WWW.DYKEMA.COM
                                                         Tel: (313) 568-6800
                                                         Fax: (313) 568-6735

December 1, 2006

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210

Ladies and Gentlemen:

     You have requested our opinion as counsel to John Hancock Trust (the "Trust") on the Federal income tax consequences of the proposed acquisition of the assets and liabilities of the Mid Cap Core Trust, a separate series of the Trust (the "Acquired Portfolio"), by the Mid Cap Index Trust, another separate series of the Trust (the "Acquiring Portfolio"), under the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND

     The acquisition will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") adopted on behalf of the Acquired Portfolio and the Acquiring Portfolio by the Trust. The Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. The Acquired Portfolio and the Acquiring Portfolio are each generally treated as an open-end investment company of the management type for 1940 Act purposes and each is treated as a separate corporation for Federal income tax purposes.

     Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

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John Hancock Trust
December 1, 2006
Page 2


     In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

          1.   The Reorganization Agreement;

          2. The Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

          3. An Officer's Certificate provided to us by the Trust on behalf of the Acquired Portfolio and the Acquiring Portfolio (the "Certificate").

     In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

     If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

SUMMARY OF RELEVANT FACTS

     1. The Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series investment company under the 1940 Act.

     2. The Acquired Portfolio has been a separate regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization.

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John Hancock Trust
December 1, 2006
Page 3


     3. The Acquiring Portfolio has been a separate RIC under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on December 31, 2006, including the Exchange Date of the Reorganization.

     4. The Board of Trustees of the Trust has determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of the Acquired Portfolio into the Acquiring Portfolio and has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of the Acquired Portfolio.

     5. For the taxable year ending on the Exchange Date of the Reorganization, the Acquired Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date. Such dividends shall be automatically reinvested in additional shares of the Acquired Portfolio.

     6. On the Exchange Date, the Acquired Portfolio will convey, transfer and deliver to the Acquiring Portfolio all of the then existing assets of the Acquired Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Acquiring Portfolio will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Portfolio and (B) issue and deliver to the Acquired Portfolio full and fractional Series I, Series II, and NAV shares of the Acquiring Portfolio that have a value equal to the value of the number of full and fractional Series I, Series II, and NAV shares of the Acquired Portfolio issued and outstanding on the Exchange Date, as determined in the Reorganization Agreement.

     Series I, Series II and NAV shares of capital stock (if any) of the Acquired Portfolio held in the Treasury of the Trust on the Exchange Date shall be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Acquired Portfolio and the Acquiring Portfolio shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.

     7. On the Exchange Date, the Acquired Portfolio will liquidate and distribute pro rata to its shareholders the shares of the Acquiring Portfolio received pursuant to the Reorganization Agreement in actual or constructive exchange for the shares of the Acquired Portfolio held by its shareholders. The holders of Series I, Series II and NAV shares of the Acquired Portfolio will receive, respectively, Series I, Series II and NAV shares of the Acquiring Portfolio.

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John Hancock Trust
December 1, 2006
Page 4


     8. The distribution will be accomplished by the transfer of the shares of the Acquiring Portfolio then credited to the account of the Acquired Portfolio on the books of the Acquiring Portfolio to accounts opened on the share records of the Acquiring Portfolio in the names of the Acquired Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolio will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

     9. The shareholders of record of the shares of the Acquired Portfolio and the Acquiring Portfolio are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies (the "Contracts") or are other portfolios of the Trust the shareholders of record of which are such separate accounts. The owners of the Contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their Contracts, to allocate a portion of the value of such Contracts to the sub-accounts of each such insurance company's separate accounts that invest in the shares of the Acquired Portfolio or the Acquiring Portfolio and the portfolios that invest in the Acquired and Acquiring Portfolios.

     10. The Acquired Portfolio and the Acquiring Portfolio have been (and, in the case of the Acquiring Portfolio, following the Reorganization, will continue to be) managed in such a manner as to satisfy the diversification requirements of Section 817(h) of the Code and section 1.817-5(b) of the Treasury Regulations. At all times since their issuance, all of the Contracts have been in substantial compliance with the safe harbor set forth in Rev. Rul. 2003-91, 2003-2 C.B. 347, such that none of the Contract Owners are taxed directly on the activities of the Acquired or Acquiring Portfolios.

     11. The Acquired Portfolio and the Acquiring Portfolio have different investment objectives and principal strategies. At the time the Reorganization Agreement was approved by the Board of Trustees, fewer than 4% of the securities held in the Acquired Portfolio met the investment objectives, strategies, policies, risks and restrictions of the Acquiring Portfolio. Following the Reorganization, the Acquiring Portfolio has no intention to retain and use in its business more than 4% of the historic business assets of the Acquired Portfolio.

     12. The Trust shall take all the necessary steps under Massachusetts law, the Trust's Declaration of Trust and any other applicable law to effect a complete dissolution of the Acquired Portfolio as soon as practicable after the Exchange Date, but in no event later than 12 months after the Exchange Date.

     OPINION

     It is our opinion that, based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and

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John Hancock Trust
December 1, 2006
Page 5


assumptions set forth above, and the documents, records and other instruments we have reviewed, under current Federal income tax law in effect as of this date, the following Federal income tax consequences will result from the
Reorganization:

          (a) The transfer of the assets of the Acquired Portfolio to the Acquiring Portfolio will be treated as a sale of assets by the Acquired Portfolio, and the Acquired Portfolio will recognize gain or loss on each of the transferred assets as if it had disposed of those assets for an amount of cash equal to the sum of (a) the value of the Acquiring Portfolio shares received in the exchange and (b) the amount of Acquired Portfolio liabilities assumed by the Acquired Portfolio.

          (b) The Acquired Portfolio will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its RIC taxable income and its capital gains and therefore will not incur any Federal income tax liability as a result of the sale.

          (c) Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Portfolio on receipt of assets of the Acquired Portfolio in exchange for the cash and assumption of the Acquired Portfolio's liabilities.

          (d) Under Section 1012 of the Code, the basis to the Acquiring Portfolio of the assets acquired from the Acquired Portfolio will be the fair market value of such assets on the Exchange Date.

          (e) The holding period for assets of the Acquiring Portfolio acquired from the Acquired Portfolio will start on the Exchange Date.

          (f) Each shareholder of the Acquired Portfolio will receive dividend income to the extent of such shareholder's share of all dividends declared and paid by the Acquired Portfolio, including any dividends that are to be declared and paid immediately before the Effective Time of the Reorganization.

          (g) Each shareholder of the Acquired Portfolio will recognize gain or loss on the deemed receipt of cash in exchange for shares of the Acquired Portfolio equal to the difference between (i) the cash received and (ii) the shareholder's adjusted basis for the shareholder's shares in the Acquired Portfolio.

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John Hancock Trust
December 1, 2006
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          (h)  The basis to each shareholder of the Acquired Portfolio for the shares acquired will be the fair market value of the shares of the Acquiring Portfolio on the Exchange Date.

          (i) Each shareholder's holding period for stock of the Acquiring Portfolio will start on the Exchange Date.

          (j) No gain or loss will be recognized by any of the Contract Owners solely as a result of the Reorganization. See Sections 72, 817(h) and 7702 of the Code; see also Rev. Rul. 2003-91.

     The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. We express our opinion herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Portfolio, the Acquiring Portfolio and the shareholders of the Acquired Portfolio on their receipt of the shares of the Acquiring Portfolio in exchange for their shares of the Acquired Portfolio pursuant to the Reorganization Agreement. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                        Very truly yours,


                                        /s/ Dykema Gossett PLLC

                                        DYKEMA GOSSETT PLLC